As filed with the Securities and Exchange Commission on December 14, 1995.
                                                 Registration No. 33-



                      SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C.  20549
                                _______________

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                                _______________

                        THE BLACK & DECKER CORPORATION
            (Exact name of registrant as specified in its charter)

                      Maryland                        52-0248090
      (State or other jurisdiction of     (I.R.S. Employer Identification No.)
      incorporation or organization)

                              701 East Joppa Road
                            Towson, Maryland  21286
                   (Address of principal executive offices)

            The Black & Decker Supplemental Retirement Savings Plan
                           (Full title of the plan)

                          Charles E. Fenton, Esquire
                      Vice President and General Counsel
                        The Black & Decker Corporation
                              701 East Joppa Road
                            Towson, Maryland  21286
                                (410) 716-3900
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                  Copies to:
                          Glenn C. Campbell, Esquire
                             Miles & Stockbridge,
                          a Professional Corporation
                                10 Light Street
                          Baltimore, Maryland  21202
                                _______________

                        CALCULATION OF REGISTRATION FEE

                                          Proposed       Proposed maximum
                                          maximum           aggregate         Amount of
Title of securities     Amount to be   offering price       offering        registration
  to be registered       registered    per obligation       price (1)            fee
Deferred Compensation
Payment Obligations(2)  $50,000,000         100%          $50,000,000          $17,242

(1) Estimated solely for the purposes of calculating the registration fee.
(2) The deferred compensation payment obligations are unsecured obligations of The Black & Decker Corporation to pay deferred compensation in accordance with the terms of The Black & Decker Supplemental Retirement
    Savings Plan.

                                      PART II

                INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.       Incorporation of Documents by Reference.

        The following documents filed by The Black & Decker
Corporation (the "Registrant") with the Securities and Exchange
Commission (the "Commission") are incorporated by reference and made a part hereof:

        (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 1994, as amended by the Registrant's Form 10-K/A filed with the Commission on April 24, 1995;

        (b) The Registrant's Quarterly Report on Form 10-Q for the three months ended April 2, 1995;

        (c) The Registrant's Quarterly Report on Form 10-Q for the three months ended July 2, 1995; and

        (d) The Registrant's Quarterly Report on Form 10-Q for the three months ended October 1, 1995.

        All documents subsequently filed by the Registrant pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.


Item 4.       Description of Securities.

        Under The Black & Decker Supplemental Retirement Savings Plan (the "Plan"), the Registrant will provide eligible employees the opportunity to defer a specified portion of their compensation.
The obligations of the Registrant to pay the deferred compensation, together with any earnings thereon in accordance with the terms of the Plan (the "Deferred Compensation Payment Obligations"), are unsecured general obligations of the Registrant and rank pari passu with other unsecured general obligations of the Registrant. This Registration Statement covers $50 million of Deferred Compensation Payment Obligations.

        The amount of compensation deferred by each participant under the Plan will be determined in accordance with the participant's written deferral election under the Plan. Obligations in an amount equal to each participant's Plan Account (consisting of compensation deferred, matching contributions thereon, and any appreciation or depreciation of the value thereof) will be payable in accordance with the distribution options selected by the respective participants at the time of their deferral election. Generally, participants will be allowed the following distribution options: (i) the January 1 following the year in which the participant terminates his or her employment; (ii) upon the attainment of a specific age after retirement; and (iii) the January 1 that is anywhere from two to ten years following the year in which the income was deferred. Depending on the distribution election made by each participant, distributions may be paid either in installments ranging from one payment to ten annual payments or in a lump sum distribution. Under certain circumstances, a participant may elect to further defer payments otherwise receivable on a specified distribution date but a participant may make an election to further defer payments only once. In the event of a change in control of the Registrant, a participant's Plan Account will be promptly distributed in a lump sum distribution, notwithstanding any prior distribution election made by the participant.

        All amounts held in participant's Plan Account that relate to amounts deferred at the option of the participant and earnings thereon are vested at all times. Amounts that relate to Registrant matching contributions and any earnings thereon are subject to a vesting schedule that provides for vesting at a rate of 20% per year of service with full vesting after five years of service. A participant will be fully vested in his Plan Account if the participant terminates employment due to death, total and permanent disability or retirement at or after age 55. A participant's Plan Account will also be fully vested upon a change in control of the Registrant.

        Deferred Compensation Payment Obligations under the Plan may be indexed to, and earnings or losses will accrue thereon, at rates equal to the investment returns of specified investment funds less a hypothetical tax cost to the Registrant for its then current tax year on the investment earnings credited to each participant's Plan Account. The investment funds or options initially available to participants for their Deferral Accounts are as follows: the State Street Global Advisors S&P 500 Common Trust Fund, the State Street Global Advisors Balanced Growth Common Trust Fund and the Seven Seas Money Market Fund. From time to time during the life of the Plan the Registrant may modify the investment funds or options available to participants. Prior to making any such changes, however, the Registrant will advise participants of the change and give participants the option to specify new investment funds or options.

        No amounts payable to participants or beneficiaries under the Plan will, except as otherwise specifically provided by law, be subject in any matter to anticipation, alienation, attachment, garnishment, sale, transfer, assignment (either at law or in equity), levy, execution, pledge, encumbrance, charge or any other legal or equitable process, and any attempt to do so will be void. Notwithstanding the foregoing, however, participants may designate any person or persons to receive such benefits as may be payable under the Plan upon or after the participant's death. If no such beneficiary designation is made, or if no beneficiary is living at the time of a participant's death, benefits will be paid to the participant's spouse, if then living, or to the participant's estate.

        Deferred Compensation Payment Obligations are not subject to redemption by the Registrant, in whole or in part, prior to the distribution dates selected by the respective participants under the Plan. Notwithstanding the foregoing, however, the Registrant has reserved the right to amend or terminate the Plan at any time, provided that no amendment of the Plan shall deprive a participant or a beneficiary of a right accrued under the Plan prior to the date of the amendment.


Item 5.       Interests of Named Experts and Counsel.

        Not Applicable


Item 6.       Indemnification of Directors and Officers.

        The Maryland General Corporation Law authorizes Maryland corporations to limit the liability of directors and officers to the corporation and its stockholders for money damages except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit actually received, (ii) to the extent that a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding or (iii) in respect of certain other actions not applicable to the Corporation. The Registrant's Charter limits the liability of directors and officers to the fullest extent permitted by the Maryland General Corporation Law.

        The Maryland General Corporation Law also authorizes Maryland corporations to indemnify present and past directors and officers of the corporation or of another corporation for which they may serve at the request of the corporation against judgments, penalties, fines, settlements and reasonable expenses (including attorneys' fees) actually incurred in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation in respect of which the director or officer is adjudged to be liable to the corporation) in which they are made parties by reason of being or having been directors or officers, unless it is proved that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The Maryland General Corporation Law also provides that, unless limited by the corporation's charter, a corporation shall indemnify present and past directors and officers of the corporation who are successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, against reasonable expenses (including attorneys' fees) incurred in connection with the proceeding. The Registrant's Charter does not limit the extent of this indemnity.

        The By-Laws of the Registrant permit indemnification of directors and officers to the fullest extent permitted by the Maryland General Corporation Law, and the Registrant's directors and officers are covered by certain insurance policies maintained by the Registrant.


Item 7.       Exemption from Registration Claimed.

        Not Applicable


Item 8.       Exhibits.

Exhibit No.         Description of Exhibit

         4          The Black & Decker Supplemental Retirement Savings
                    Plan.

         5          Opinion of Miles & Stockbridge, a Professional
                    Corporation.

        23 Consent of Experts (the consent of counsel is included in Exhibit 5).

        24          Powers of Attorney.


Item 9.       Undertakings.

        (a)   The undersigned registrant hereby undertakes:

              (1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i)To include any prospectus required by
section 10(a)(3) of the Securities Act of 1933;

                   (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                   (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        Provided, however, that subparagraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

              (2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                     SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Towson, State of Maryland, on December 14, 1995.

                                  THE BLACK & DECKER CORPORATION

                                  By:/s/ CHARLES E. FENTON
                                         Charles E. Fenton
                                         Vice President and
                                         General Counsel

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

        Signature                     Title                 Date

Principal Executive
Officer

/s/ NOLAN D. ARCHIBALD           Chairman, President     December 14, 1995
    Nolan D. Archibald           and Chief Executive
                                 Officer

Principal Financial
Officer

/s/ THOMAS M. SCHOEWE            Executive Vice          December 14, 1995
    Thomas M. Schoewe            President and Chief
                                 Financial Officer

Principal Accounting
Officer

/s/ STEPHEN F. REEVES            Corporate Controller    December 14, 1995
    Stephen F. Reeves


    This Registration Statement also has been signed by the following Directors, who constitute a majority of the Board of Directors:

        Nolan D. Archibald*               J. Dean Muncaster*
        Barbara L. Bowles*                Lawrence R. Pugh*
        Malcolm Candlish*                 Mark H. Willes*
        Alonzo G. Decker, Jr.*            M. Cabell Woodward, Jr.*
        Anthony Luiso*


*By:/s/ CHARLES E. FENTON                         December 14, 1995
        Charles E. Fenton
        Attorney-In-Fact